Exhibit 10.7

MANAGEMENT AGREEMENT

THIS AGREEMENT is made as of the 4th day of March, 2004.

AMONG:

DELBROOK CORPORATION, a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at Suite 2000, 1066 West Hastings Street, Vancouver BC V6E 3X2

(the “Company”)

AND:

CHRISTOPHER IAN DYAKOWSKI, Professional Geologist, of 3750 West 49th Ave, Vancouver, BC V6N 3T8 ( “Dyakowski”)

WHEREAS:

A.
Delbrook is engaged in the business of locating, acquiring and exploring natural resource mineral properties and has acquired interests in several mineral properties located in the Republic of Argentina and as more particularly described in the Summary Report dated February 10, 2004 as prepared by Delbrook’s Vice-President (Exploration) (the “Properties”);

B.	Dyakowski is a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia and has field experience in Argentina; and

C.	Delbrook wishes to retain the services of Dyakowski to act as Delbrook’s President, Chief Executive Officer and a director, on and subject to the terms hereof.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
ENGAGEMENT

Engagement

1.1        The Company hereby agrees to engage Dyakowski to act in the capacity of President, Chief Executive Officer and a Director and Dyakowski accepts such engagement. In such capacity and/or capacities, Dyakowski shall devote not less than 80% of his full time and attention to performance of his duties for and on behalf of the Company and shall be responsible for the overall management of the Company and, without limiting the generality of the foregoing, Dyakowski shall also be obliged to personally perform and/or provide the following services:

(a)	manage the day-to-day business of Delbrook, including overseeing all fiscal initiatives, property acquisitions and capital raising activities;

(b)	ensure that Delbrook timely files the reports required of it pursuant to the Securities Exchange Act of 1934;

(c)	be responsible for the maintenance of Delbrook’s corporate image and publicizing the development of Delbrook’s business to the business community; and

(d)

perform such other duties pertaining to the management and operation of Delbrook as may be determined from time to time by the board of directors of Delbrook consistent with Dyakowski’s office of President and CEO.

Direction and Control

1.2        Dyakowski shall report to and be subject to the control and direction of the Board of Directors of the Company.

Term

1.3        Subject to section 1.5 hereof, the term of this Agreement (the "Term") shall be for a period of one (1) year commencing on the date hereof, subject to termination in accordance with the provisions hereof.

Salary

1.4        Subject to section 1.5 hereof, the Company shall pay to Dyakowski a fee of $5,000 (Cdn.) per month, payable semi-monthly or at such interval to be agreed upon by the Board of Directors. Dyakowski’s fee shall be paid without deductions as might otherwise be required by law in respect of employee salaries.

Termination

1.5         The Company may terminate this Agreement without notice for cause at any time without liability for damages or otherwise. Nothing contained herein shall prejudice the Company's other rights and remedies upon termination of this Agreement, at law, in equity or otherwise; provided further that in addition to termination for cause, the Company may at any time terminate the engagement of Dyakowski hereunder without cause upon one (1) month’s notice (or one (1) month’s fees in lieu thereof) being provided to Dyakowski. In the event that Dyakowski ceases to devote not less than 80% of his full time and attention to the performance of his duties hereunder, then notwithstanding any other clause in this Agreement the Board of Directors may, in its discretion, terminate this Agreement without notice (or fees in lieu thereof) being due to Dyakowski.

ARTICLE 2
COVENANTS OF DYAKOWSKI

        Dyakowski covenants and agrees with Delbrook that he will, from and after the date of this Agreement:

(e)	cause Delbrook to commence exploration activities on the Properties before March 31, 2004;

(f)	cause Delbrook’s wholly-owned subsidiary, SCRN Properties Ltd. (“SCRN”), to be registered as a “Branch” (Sucursal) in the Republic of Argentina before May 31, 2004; and

(g)	cause the Property interests to be transferred into name of SCRN once SCRN is registered as a “Branch” the Republic of Argentina.

ARTICLE 3
CONFIDENTIAL INFORMATION

Trade Secrets

3.1         During the term of this Agreement, Dyakowski may have access to confidential information consisting of the following categories of information (collectively, the “Trade Secrets”):

(a)	information regarding the Companies mineral properties, mineral properties which the Company proposes to acquire, the Company’s proposed exploration programs thereon and the results thereof;

(b)
financial information, such as the Company’s earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas or time periods;

(c)
supply and service information, such as goods and services, suppliers’ names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company, the details of which are not generally known;

(d)
marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(e)
personnel information, compensation or other terms of employment, actual or proposed promotion, hiring, resignations, disciplinary actions, termination or reasons therefor, training methods, performance, or other employee information not including employees’ personal or medical histories; or

(f)
customer information, such as any compilation of past, existing or prospective customers, customers’ proposed agreements between customers and the Company, status of customers’ accounts or credit, or related information about prospective customers.

Confidentiality

7.2         During and after the term of this Agreement, Dyakowski agrees to:

(a)

hold the Trade Secrets in confidence and not to divulge, communicate or transmit the Trade Secrets to others, or make any unauthorized copy or use of the Trade Secrets in any capacity, personal or business unrelated to that of the Company;

(b)	use the Trade Secrets only in the furtherance of proper Company-related reasons for which the Trade Secrets are disclosed or discovered;

(c)	take all reasonable action that the Company deems necessary or appropriate to prevent the unauthorized use or disclosure of or to protect the Company’s interest in the Trade Secrets; and

(d)
except on behalf of the Company, during the term of this Agreement and for a period of six (6) months thereafter, not to solicit the business of the Company or otherwise conduct business (whether on behalf of the Company or such other person or entity for whom Dyakowski is performing services after termination of this Agreement) of the type similar to that of the Company, with any person who is at any time during the term of this agreement or during the six (6) month period thereafter, a customer of the Company.

Return of Information

3.3         Upon termination of this Agreement Dyakowski will immediately return to the Company all written documents, computer files or other storage media in his possession or under his control containing Trade Secrets.

Qualification

3.4The provisions set forth in this Article do not apply to:

(a)
information that by means other than Dyakowski’s deliberate or inadvertent disclosure becomes well known or easily ascertainable to the public or to companies that compete directly with the Company; or

(b)
disclosures compelled by judicial or administrative proceedings after Dyakowski diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosure will receive confidential treatment.

3.5         Dyakowski acknowledges that the covenants set forth in this Article will not in any way preclude Dyakowski from engaging in a lawful profession, trade or business of any kind or from becoming gainfully employed or retained. Dyakowski recognizes that the provisions contained in this Article 3 are material to this Agreement.

ARTICLE 4
INJUNCTION

Dyakowski acknowledges that any violation of this Agreement may cause the Company immediate and irreparable harm and that the damages which the Company will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this Agreement, the Company shall be entitled to the issuance of a restraining order, interim and permanent injunctions, without bond, restraining or enjoining such violation by Dyakowski. Such remedy shall be additional to and not in limitation of any other remedy which may otherwise be available to the Company.

ARTICLE 5
GENERAL

Notices

5.1         All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when personally served or sent by single pre-paid registered mail, postage paid, addressed as follows:

The Company:	Delbrook Corporation Suite 2000, 1066 West Hastings Street Vancouver, British Columbia V6E 3X2

Attention: The Board of Directors	Dyakowski: Christopher Ian Dyakowski 3750 West 49th Ave Vancouver, British Columbia V6N 3T8

          Either party may change its address from time to time by written notice to the other party in the manner set forth herein.

Entire Agreement

5.2         This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof and there are no other promises or conditions in any other agreement whether written or oral concerning the subject matter hereof.

Amendment

5.3         This Agreement may be modified or amended, any modification or amendment shall be in writing and signed by both parties.

Severability

5.4         In the event that any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision the Agreement is valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

Waiver of Contractual Right

5.5         The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Independent Legal Advice

5.6         The Company has obtained legal advice concerning this Agreement and has requested that Dyakowski obtain independent legal advice with respect to same before executing it. In executing this Agreement, Dyakowski represents and warrants to the Company that he has been advised to obtain independent legal advice, and that prior to the execution of this Agreement he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

Number and Gender

5.7         All references to the singular herein shall include the plural, all references to the masculine, feminine or neuter gender, as applicable, shall be deemed to include all other genders as appropriate or the context requires.

Applicable Law

5.8         This Agreement shall be governed by the laws of British Columbia, and the parties irrevocably submit to the jurisdiction of the courts of British Columbia with respect to any legal proceedings arising herefrom.

Successors and Assigns

5.9         Dyakowski may not assign this Agreement nor any of his rights hereunder, whether in whole or in part, without the express prior consent of the Company. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Relationship

5.10        Dyakowski is an independent contractor of the Company. Nothing contained in this agreement is intended to nor shall make any party an employee of any other party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

DELBROOK CORPORATION

Per:	/s/ Ken Hicks Ken Hicks, Vice-President (Exploration)

/s/ Christopher Ian Dyakowski CHRISTOPHER IAN DYAKOWSKI